Exhibit (n)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated December 7, 2017, with respect to the consolidated financial statements of Media Recovery, Inc., dba SpotSee Holdings, as of September 30, 2017 and 2016, and for the years ended September 30, 2017, 2016, and 2015, in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (No. 333-220385) dated December 7, 2017 and related Prospectus of Capital Southwest Corporation. We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Registration Statement and related Prospectus.

/s/ Whitley Penn LLP

Dallas, Texas

December 7, 2017